EXHIBIT 1

Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

AGREEMENT IN RELATION TO
AMENDMENT TO AND EXERCISE OF WARRANTS
ISSUED BY UXIN LIMITED

THIS AGREEMENT IN RELATION TO AMENDMENT TO AND EXERCISE OF WARRANTS ISSUED BY UXIN LIMITED (the “Agreement”) is made and entered into on June 30, 2023 by and among:

(1)	Uxin Limited, a company incorporated under the laws of Cayman Islands (the “Company”);

(2)	Astral Success Limited, a company incorporated under the laws of the British Virgin Islands (“Astral Success”); and

(3)	Alpha Wealth Global Limited, a company incorporated under the laws of the British Virgin Islands (“Alpha”, together with Astral Success, the “Purchasers”, and each a “Purchaser”).

The parties above shall be referred to herein collectively as the “Parties”, and each as a “Party”.

RECITALS

WHEREAS, pursuant to a share subscription agreement dated June 14, 2021 by and among Astral Success, Abundant Grace and the Company (as amended and supplemented from time to time, the “Share Subscription Agreement”), the Company issued a warrant to Astral Success on July 12, 2021, pursuant to which, Astral Success was entitled to purchase up to 240,314,593 Senior Preferred Shares at the exercise price of US$0.3433 per share on or prior to 5 p.m. (New York City time) of January 12, 2023, and such exercise period was extended to 5 p.m. (New York City time) of January 12, 2024 by an amendment agreement dated January 12, 2023 (as may be supplemented, amended or restated from time to time, the “Joy Warrant”).

WHEREAS, pursuant to the Share Subscription Agreement, the Company issued a warrant to Abundant Grace Investment Limited (“Abundant Grace”) on July 12, 2021, pursuant to which, Abundant Grace was entitled to purchase up to 240,314,593 Senior Preferred Shares at the exercise price of US$0.3433 per share on or prior to 5 p.m. (New York City time) of January 12, 2023. On November 15, 2021, Abundant Grace assigned part of the foregoing warrant to Abundant Glory Investment L.P. (“Abundant Glory”), and accordingly, (i) the Company issued a new warrant dated November 15, 2021 (which replaced the foregoing warrant) to Abundant Grace, pursuant to which, Abundant Grace was entitled to purchase up to 208,272,647 Senior Preferred Shares at the exercise price of US$0.3433 per share on or prior to 5 p.m. (New York City time) of January 12, 2023, and such exercise period was extended to 5 p.m. (New York City time) of January 12, 2024 by an amendment agreement dated January 12, 2023 (as may be supplemented, amended or restated from time to time, the “NIO Grace Warrant”); and (ii) the Company issued a warrant dated November 15, 2021 to Abundant Glory, pursuant to which, Abundant Glory was entitled to purchase up to 32,041,946 Senior Preferred Shares at the exercise price of US$0.3433 per share on or prior to 5 p.m. (New York City time) of January 12, 2023, and such exercise period was extended to 5 p.m. (New York City time) of January 12, 2024 by an amendment agreement dated January 12, 2023 (as may be supplemented, amended or restated from time to time, the “NIO Glory Warrant”).

WHEREAS, prior to entering into this Agreement and on June 30, 2023, Abundant Grace transferred the NIO Grace Warrant to Alpha, Abundant Glory transferred the NIO Glory Warrant to Alpha, and Astral Success transferred the right to purchase a part of the Warrant Shares under the Joy Warrant to Alpha, and as a result, (i) Alpha is entitled to purchase up to 261,810,806 Senior Preferred Shares pursuant to the terms and conditions of the NIO Grace Warrant, the NIO Glory Warrant and the Joy Warrant (such warrant as assigned to and assumed by Alpha, the “Alpha Warrant”, together with the Joy Warrant as so reduced, the “Warrants”); and (ii) the Warrant Shares exercisable by Astral Success under the Joy Warrant is reduced to 218,818,380 Senior Preferred Shares.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1
INTERPRETATION

1.1            Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the meanings given in the Warrants, and the following expressions shall have the following meanings:

“Abundant Glory” has the meaning ascribed to it in the recitals.

“Abundant Grace” has the meaning ascribed to it in the recitals.

“Action” means claim, complaint, action, arbitration, charge, hearing, inquiry, litigation, suit, inquiry, notice of violation, audit, examination, investigation or any other proceeding or any settlement, judgment, order, award, injunction or decree pending or other proceeding (whether civil, criminal, administrative, investigative or informal), including, without limitation, an informal investigation or partial proceeding, such as a deposition.

“ADS” means the American Depositary Shares of the Company, each representing thirty (30) Class A Ordinary Shares.

“Amendment” has the meaning ascribed to it in Section 2.1.

“Affiliate” means with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. In the case of any individual, his spouse, child, brother, sister, parent, the relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid Persons. In the case of each Purchaser, the term “Affiliate” also includes (v) any shareholder of such Purchaser, (w) any of such shareholder’s or such Purchaser’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or such Purchaser (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Purchaser. For purposes of this Agreement, no Purchaser shall be deemed an Affiliate of the Company.

“Agreement” has the meaning ascribed to it in the preamble.

“Alpha” has the meaning ascribed to it in the preamble.

“Alpha Warrant” has the meaning ascribed to it in the recitals.

“Applicable Law(s)” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Astral Success” has the meaning ascribed to it in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the Cayman Islands, the People’s Republic of China (which for the purpose of this Agreement shall exclude Hong Kong SAR, Macau SAR and Taiwan) or the State of New York are authorized or required by law or other governmental action to close.

“Cap Amount” has the meaning ascribed to it in Section 10.10.

“Certificate of Designation” means the Second Amended and Restated Certificate of Designation of Senior Convertible Preferred Shares with respect to the rights and preferences of the Senior Preferred Shares, in the form attached hereto as Exhibit I, as maybe amended from time to time pursuant to its terms.

“Closing” has the meaning ascribed to it in Section 4.1.

“Closing Date” has the meaning ascribed to it in Section 4.1.

“Class A Ordinary Shares” means the Company’s class A ordinary shares with par value of US$0.0001 per share.

“Class B Ordinary Shares” means the Company’s class B ordinary shares with par value of US$0.0001 per share.

“Company” has the meaning ascribed to it in the preamble.

“Company Fundamental Representations” has the meaning ascribed to it in Section 8.5.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management or policies of such Person, directly or indirectly, whether through the ownership of voting Equity Securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes (on an as-converted basis) entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors or similar governing body of such Person; the terms “Controlled” and “Controlling” shall have the meanings correlative to the foregoing.

“Conversion Shares” means Class A Ordinary Shares issued or issuable upon conversion of the Senior Preferred Shares.

“Designated Bank Account” has the meaning ascribed to it in Section 8.2.

“Encumbrance” means (a) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, title defect, security interest, encumbrance or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any Person, any other restriction or limitation; (b) any easement or covenant granting a right of use or occupancy to any Person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any Person; and (d) any adverse claim as to title, possession, or use, and includes any agreement or arrangement for any of the same.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Governmental Entity” mean (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or Controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party.

“HKIAC” has the meaning ascribed to it in Section 10.9.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indemnified Party” or “Indemnified Parties” has the meaning ascribed to it in Section 9.1.

“Indemnifying Party” has the meaning ascribed to it in Section 9.1.

“Joy Warrant” has the meaning ascribed to it in the recitals.

“Loss” has the meaning ascribed to it in Section 9.1.

“Loss Threshold” has the meaning ascribed to it in Section 9.1(b).

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the business of the Company as presently conducted, or the condition (financial or otherwise), affairs, properties, employees, liabilities, assets, results of operation or prospects of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to timely consummate the transactions contemplated by this Agreement (including the sale of the Warrant Shares) or timely perform its material obligations hereunder and thereunder; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or the Company or any Subsidiary relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or taken at the written direction of the Purchasers, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally (provided in each case that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (iii) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder, (iv) actions or omissions of the Company and its Subsidiaries that have been consented by the Purchasers in writing, (v) changes in generally accepted accounting principles that are generally applicable to comparable companies (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (vi) changes in general legal, tax or regulatory conditions (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (vii) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest in each case occurring after the date hereof, or (viii) earthquakes, hurricanes, floods, epidemic-induced public health crises or other disasters in each case occurring after the date hereof.

“Nasdaq” means the NASDAQ Global Select Market.

“NIO Glory Warrant” has the meaning ascribed to it in the recitals.

“NIO Grace Warrant” has the meaning ascribed to it in the recitals.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares.

“Party” or “Parties” has the meaning ascribed to it in the preamble.

“Permits” has the meaning ascribed to it in Section 5.7(b).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“PRC” means the People’s Republic of China, excluding for the purpose of this Agreement, Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“Principal Holding Company” means Xin Gao Group Limited, a company organized under the laws of the British Virgin Islands.

“Principal Parties” means Mr. Kun Dai (戴琨) and the Principal Holding Company.

“Purchaser” or “Purchasers” has the meaning ascribed to it in the preamble.

“Registration Rights Agreement” means the registration rights agreement, in the form attached hereto as Exhibit II, to be entered into by and among the Company and the Purchasers at the Closing.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning ascribed to it in Section 5.6.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Shares” means the senior convertible preferred shares of the Company with par value of US$0.0001 per share.

“Share Subscription Agreement” has the meaning ascribed to it in the recitals.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or Controlled by the Company, and includes any entity which is directly or indirectly Controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company).

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Voting Agreement, the Registration Rights Agreement, the Certificate of Designation and any other documents or agreements executed on or after the date of this Agreement in connection with the transactions contemplated hereunder.

“USD” or “US$” means the United States dollars, the lawful currency of the United States of America.

“Voting Agreement” means the amended and restated voting agreement, in the form attached hereto as Exhibit III, to be entered into by and among the Company, the Principal Parties, Astral Success, Abundant Grace and Abundant Glory at the Closing.

“Warrants” has the meaning ascribed to it in the recitals.

“Warrant Shares” shall have the meaning ascribed to it in Section 3.1.

Section 2
AMENDMENT TO THE WARRANTS

2.1            Amendments. With effect from the date hereof, each of the Warrants shall be amended in accordance with section 8(a) thereof on the terms set out below (each an “Amendment”):

(a)             Section 1(b) of the Joy Warrant is hereby deleted in its entirety and replaced with the following:

“Exercise Price. The exercise price per Share shall be the equivalent of US$0.0457 per Share, subject to adjustment pursuant hereto (the “Exercise Price”), and the aggregate Exercise Price for all Shares issuable under this Warrant is up to US$10,000,000.”

(b)            Section 1(b) of the Alpha Warrant is hereby deleted in its entirety and replaced with the following:

“Exercise Price. The exercise price per Share shall be the equivalent of US$0.0457 per Share, subject to adjustment pursuant hereto (the “Exercise Price”), and the aggregate Exercise Price for all Shares issuable under this Warrant is up to US$11,964,754.”

2.2            Integration. Each Amendment shall be read together with and as an integral part of the applicable Warrant so that any reference in the applicable Warrant to “this Warrant” and any reference in the other Transaction Documents to the “Warrant” and similar expressions shall refer to the related Warrant as amended by the applicable Amendment. Any and all references in the other Transaction Documents to the “Warrant”, “thereof” and words of like import shall be deemed to refer to the applicable Warrant (as amended by the applicable Amendment under this Section 2).

2.3            No Other Amendment.

(a)            This Section 2 shall be limited solely to the matters expressly set forth herein and shall not (i) constitute an amendment of any other term or condition of the Warrants or (ii) prejudice any right or rights each Purchaser may now have or may have in the future under or in connection with the applicable Warrant.

(b)            Except to the extent specifically amended herein (including under Section 3), each of the respective provisions of each Warrant shall not be amended, modified, impaired or otherwise affected hereby, and each Warrant and the obligations thereunder are hereby confirmed in full force and effect.

(c)            The amendment to the Warrants set forth herein is not a Dilutive Issuance (as defined in the Amended and Restated Certificate of Designation of Senior Convertible Preferred Shares of the Company) and a Dilutive Issuance shall only occur upon the Closing.

Section 3
EXERCISE OF WARRANTS

3.1            Exercise. Subject to the terms and conditions hereof, at the Closing (as defined below), each of Astral Success and Alpha shall exercise the Joy Warrant and the Alpha Warrant in full respectively to purchase that certain number of Senior Preferred Shares (the “Warrant Shares”) for that certain Exercise Price set forth opposite such Purchaser’s name in Schedule I at a per share exercise price equal to US$0.0457 (corresponding to US$1.37 per ADS) in an aggregate amount of US$21,964,754.

Section 4
CLOSING

4.1            Closing. The closing for the sale and purchase of the Warrant Shares shall take place remotely via the exchange of documents and signatures promptly upon satisfaction or waiver of the conditions set forth in Section 7, at a time agreed by the Company and the Purchasers, but in no event later than September 30, 2023 unless otherwise extended by the Company and the Purchasers in writing (the “Closing”, such date when the Closing occurs, the “Closing Date”). For the avoidance of doubt, the Closing for each Purchaser can occur separately. Failure by any Purchaser to consummate the Closing will not affect the Closing by the other Purchaser.

4.2            Closing Deliverables. On the Closing Date, the following actions shall take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents have been delivered:

(a)            Each of the Purchasers shall deliver to the Company the following deliverables:

(i)           deliver to the Company a Notice of Exercise in the form of EXHIBIT A of the Warrants, duly completed and executed by or on behalf of such Purchaser;

(ii)          pay the applicable Exercise Price in cash by wire transfer of immediately available funds in USD to the Designated Bank Account (as defined below) as set forth in Schedule II;

(iii)         deliver to the Company the Voting Agreement duly executed by or on behalf of such Purchaser; and

(iv)         deliver to the Company the Registration Rights Agreement duly executed by or on behalf of such Purchaser.

(b)            the Company shall:

(i)           allot and issue to each Purchaser the Warrant Shares being purchased by such Purchaser, and deliver to each Purchaser one or more duly executed share certificate(s) representing such Warrant Shares registered in the name of related Purchaser (the original copies of which shall be delivered to each Purchaser as soon as practicable within 10 Business Days following the Closing Date);

(ii)          deliver to each Purchaser a certified true copy of the register of members of the Company evidencing the Warrant Shares being owned by each Purchaser at the Closing;

(iii)         deliver to Astral Success the Voting Agreement duly executed by or on behalf of the Company, the Principal Parties, Abundant Grace and Abundant Glory;

(iv)         deliver to each Purchaser the Registration Rights Agreement duly executed by or on behalf of the Company;

(v)          deliver to each Purchaser a copy of (i) the resolutions adopted by the Board approving this Agreement and other Transaction Documents and matters relating to the Closing, and (ii) the Certificate of Designation in effect at the Closing;

(vi)         deliver to each Purchaser an incumbency certificate in the form attached hereto as Schedule IV;

(vii)        deliver to each Purchaser the certificate referred to in Section 7.1(o); and

(viii)       deliver to each existing holder of Senior Preferred Shares of the Company a Dilutive Issuance Notice (as defined in the Certificate of Designation) in the form attached hereto as Exhibit IV, duly executed by or on behalf of the Company.

Section 5
REPRESENTATIONS AND WARRANTIES OF THE Company

The Company represents and warrants to each Purchaser that, except as otherwise disclosed in the SEC Documents, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

5.1           Organization, Good Standing and Qualification.

(a)           The Company is an exempted company that is duly organized, validly existing and in good standing under the laws of the Cayman Islands, with the requisite corporate power and authority to carry on its business as currently conducted. The Company has the necessary power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           Each Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to carry on its business as currently conducted.

5.2           Capitalization.

(a)           As June 29, 2023, the authorized share capital of the Company is US$ 1,000,000 divided into 10,000,000,000 shares comprising of (i) 8,180,000,000 Class A Ordinary Shares, of which 1,370,108,894 Class A Ordinary Shares (excluding the 1,418,902 Class A Ordinary Shares issued to the Company’s depositary bank for bulk issuance of ADSs reserved for future issuance upon the exercise or vesting of awards granted under the Company’s share incentive plan) were issued and outstanding, (ii) 100,000,000 Class B Ordinary Shares, of which 40,809,861 Class B Ordinary Shares were issued and outstanding, and (iii) 1,720,000,000 Senior Preferred Shares, of which, 436,935,624 Senior Preferred Shares with a stated value equal to US$0.3433 and 714,285,714 Senior Preferred Shares with a stated value equal to US$0.14 were issued and outstanding. Except as otherwise disclosed in the SEC Documents, all of the outstanding Equity Securities of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable securities laws, and none of such outstanding shares was issued in violation of any pre-emptive rights, rights of first refusal, right of participation or similar rights to subscribe for or purchase securities.

(b)           Upon the adoption of the Certificate of Designation by the Board and immediately prior to the Closing, the authorized share capital of the Company is US$ 1,000,000 divided into 10,000,000,000 shares comprising of (i) 8,180,000,000 Class A Ordinary Shares, (ii) 100,000,000 Class B Ordinary Shares, of which 40,809,861 Class B Ordinary Shares were issued and outstanding, and (iii) 1,720,000,000 Senior Preferred Shares, of which, 436,935,624 Senior Preferred Shares with a stated value equal to US$0.3433 and 714,285,714 Senior Preferred Shares with a stated value equal to US$0.14 were issued and outstanding, and 480,629,186 Senior Preferred Shares with a stated value equal to US$0.0457, none of which are issued and outstanding. The Warrant Shares issuable upon the Closing and the Conversion Shares issuable upon conversion of the Warrant Shares shall be duly and validly reserved for issuance.

(c)           When issued in compliance with the provisions of this Agreement, the Warrant Shares will be (i) validly issued, fully paid and non-assessable, (ii) issued in compliance with the applicable registration and qualification requirements of Applicable Laws, and (iii) will be free from all rights of first refusal, pre-emptive or similar rights, taxes and Encumbrances; provided, however, that the Warrant Shares may be subject to restrictions on transfer under the applicable securities laws.

(d)           The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Equity Securities of the Company, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Equity Securities. There are no obligations (whether outstanding or authorized) of the Company or any Subsidiary requiring the repurchase of any Equity Securities of the Company.

(e)           Each of the Company and its Subsidiaries has good and valid title to its Equity Securities and there are no defects or disputes with respect to its Equity Securities.

5.3           Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of the Company or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Company is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company’s assets are subject, except in the case of clauses (ii) and (iii) as would not have a Material Adverse Effect. There is no Action, suit or proceeding, pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement to consummate the transactions contemplated hereby.

5.4           No Securities Act Registration. Assuming the accuracy of the representations of the Purchasers contained in Section 6.3, it is not necessary in connection with the issuance and sale to the Purchasers of the Warrant Shares to register the Warrant Shares under the Securities Act or to qualify or register the Warrant Shares under applicable U.S. state securities laws.

5.5           Consent and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration or filing with, or the giving notice to, any governmental or public body or authority or any third party prior to or after the Closing, except for those have been or will have been obtained, made or given on or prior to the Closing and those filings required to be made with the SEC and Nasdaq (including, without limitation, a Form 6-K).

5.6           Accuracy of Disclosure. The Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The agreements and documents described in the SEC Documents conform to the descriptions thereof contained therein and there are no agreements or other documents required by the Securities Act and the rules and regulations thereunder to be described in the SEC Documents that have not been so filed. Each agreement or other instrument (however characterized or described) to which the Company is a party or by which it is or may be bound or affected and (i) that is referred to in the SEC Documents, or (ii) is material to the Company’s business, has been duly authorized and validly executed by the Company, is in full force and effect in all material respects and is enforceable against the Company in accordance with its terms, except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (y) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (z) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Except as described in the SEC Documents, none of such agreements or instruments has been assigned by the Company, and neither the Company nor, to the best of the Company’s knowledge, any other party is in default thereunder and, to the best of the Company’s knowledge, no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a default thereunder. Performance by the Company of such agreements or instruments will not result in a material violation of existing Applicable Laws, rules, regulations, judgments, orders or decrees of any governmental agency or court, domestic or foreign, having jurisdiction over the Company or any of its assets or businesses, including, without limitation, those relating to environmental laws and regulations.

5.7           Compliance with Laws.

(a)           Except as disclosed in the SEC Documents, the Company or its Subsidiaries is and has been since January 1, 2017 in compliance with all Applicable Laws of any Governmental Entity in all material respects. Since January 1, 2017, except as set forth in the SEC Documents, neither the Company nor any Subsidiary (i) is or has been in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default), nor has the Company or any Subsidiary received notice of a claim that it is in default under or is in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is or has been in violation of any order of any court, arbitrator or any Governmental Entity, or (iii) is or has been in violation of any Applicable Law of any Governmental Entity, including, without limitation, all Applicable Laws relating to taxes, environmental protection, occupational health and safety, and employment and labor matters, anti-bribery and anti-money laundering, in each case in any material respects.

(b)           Except as disclosed in the SEC Documents, the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”), and have made all filings, applications and registrations with, any Governmental Entity that are required in order to carry on their business as presently conducted in all material respects.  Except as disclosed in the SEC Documents, all such Permits are in full force and effect in all material respects and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current.

(c)           The Company is not in violation of any listing requirements of any Trading Market and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the Trading Market in the foreseeable future.

5.8           Listing and Maintenance Requirements. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Documents, the Company has not received notice from any Trading Market on which the ADSs representing the Ordinary Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Company’s trading in the ADSs has not been suspended or delisted by the SEC or the Company’s Trading Market, nor, except as set forth in the SEC Documents, has such suspension or delisting been threatened. The issuance by the Company of the Warrant Shares shall not have the effect of delisting or suspending the ADSs representing the Ordinary Shares from any Trading Market.

Section 6
REPRESENTATIONS AND WARRANTIES OF THE Purchasers

Each Purchaser severally but not jointly represents and warrants, with respect to itself, to the Company that, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date) that:

6.1           Organization, Good Standing and Qualification. Such Purchaser is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation. Such Purchaser has the necessary power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

6.2           Access to Fund. Such Purchaser will have on the Closing Date cash available in an amount adequate to pay the Exercise Price payable by it on the Closing Date pursuant to this Agreement.

6.3           Securities Law Matters. Such Purchaser acknowledges that the Warrant Shares are characterized as “restricted securities” within the meaning of Rule 144 under the Securities Act and have not been registered under the Securities Act or any applicable state securities laws. Such Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Warrant Shares may only be offered, sold or otherwise transferred under certain circumstances in compliance with Applicable Laws. Such Purchaser is acquiring the Warrant Shares for its own account without violation of applicable securities laws, provided, that, this representation and warranty does not obligate such Purchaser to hold any of the Warrant Shares for any minimum or other specific term, nor limit such Purchaser’s right to sell the Warrant Shares pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws. Such Purchaser is a sophisticated investor with knowledge and experience in financial and business matters such that such Purchaser is capable of evaluating the merits and risks of the investment in the Warrant Shares. Such Purchaser is able to bear the economic risks of an investment in the Warrant Shares.

6.4           Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of such Purchaser or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which such Purchaser is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which such Purchaser is bound or to which any assets of such Purchaser are subject.

6.5           Consent and Approvals. Neither the execution and delivery by such Purchaser of this Agreement, nor the consummation by such Purchaser of any of the transactions contemplated hereby, nor the performance by such Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing.

6.6           No Additional Representations; Non-reliance. Such Purchaser acknowledges and agrees that, except as expressly set forth in Section 5, no Person is making or has made any other written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company or its Subsidiaries or the transactions contemplated hereby, and such Purchaser disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

Section 7
CONDITIONS AT THE CLOSING

7.1           Conditions to each Purchaser’s Obligations to Fulfill the Closing. The obligations of each Purchaser under this Agreement at the Closing are subject to the fulfillment, or waiver by each Purchaser, of the following conditions, upon or before the Closing:

(a)           no provision of any Applicable Law shall prohibit the consummation of such Closing;

(b)           no proceeding challenging this Agreement or the Transaction Documents or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Governmental Entity and shall be pending;

(c)            the representations and warranties of the Company (other than the Company Fundamental Representations) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the date hereof and such Closing (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date);

(d)            the representations and warranties of the Company (other than the Company Fundamental Representations) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and such Closing (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date);

(e)            the Company Fundamental Representations shall be true and correct in all respects on and as of the date hereof and such Closing except for de minimis inaccuracies (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date);

(f)             the Company shall have performed and complied with all of the agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it in all material respects on or before the Closing, including without limitation the delivery of each of the documents specified in Section 4.2(b);

(g)           all consents of any competent Governmental Entity (not applicable if no approval from any competent Governmental Entity is required) or of any other Person that are required to be obtained by the Company prior to the Closing in connection with the consummation of the transactions contemplated by the Transaction Documents shall have been duly obtained and effective as of the Closing;

(h)           all corporate and other proceedings required for transactions contemplated hereby on the Closing and all documents and instruments incidental to such transactions shall have been duly completed and satisfactory in substance and form to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request;

(i)             there shall have been no event, occurrence, development or state of circumstances or facts that constitutes a Material Adverse Effect;

(j)             from the date hereof to the Closing, the Company’s trading in the ADSs shall not have been suspended by the SEC or the Company’s principal Trading Market (nor shall such suspension have been threatened);

(k)           the sale and issuance of the Warrant Shares shall be legally permitted by all laws and regulations to which the Purchasers and the Company are subject;

(l)            the Board shall have duly approved and adopted the Certificate of Designation and have approved all necessary matters relating to the Closing to the satisfaction of each Purchaser;

(m)          signature pages to the Transaction Documents other than those to be signed by each Purchaser shall have been sent to the counsel of the Purchasers for examination to the reasonable satisfaction of such counsel and to hold in escrow to release upon the Closing;

(n)           the investment committee or internal decision making department of such Purchaser has approved this Agreement and the transactions contemplated hereunder; and

(o)           the Purchasers shall have received a certificate signed by an executive officer of the Company confirming the satisfaction of items (a) through (l) above.

7.2           Conditions to the Company’s Obligations to Fulfill the Closing. The obligations of the Company under this Agreement at the Closing are subject to the fulfilment, or the waiver by the Company, of the following conditions upon or before the Closing:

(a)           no provision of any Applicable Law shall prohibit the consummation of such Closing;

(b)           no proceeding challenging this Agreement or the Transaction Documents or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Governmental Entity and shall be pending;

(c)           the representations and warranties of such Purchaser contained in Section 6 hereof shall be and shall remain to be true and correct in all material respects on and as of the date hereof and as of the Closing Date, with the same force and effect as if they had been made on and as of the Closing Date, except for those representations and warranties that address the matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects as of such particular date; and

(d)           such Purchaser shall have performed and complied with all the agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it in all material respects on or before the Closing.

Section 8
ADDITIONAL AGREEMENTS

8.1           Most Favoured Nation Treatment. In the event that the Company has granted or grants to any existing or future shareholders any rights, privileges or protections (other than to Abundant Glory, Abundant Grace or Astral Success or their respective assignees or successors) more favorable than those offered to the Purchasers, the Purchasers shall be entitled to such rights, privileges and protections automatically.

8.2           Use of Proceeds. The Company shall maintain a separate bank account to hold the proceeds from the Closing (the “Designated Bank Account”, as specified in Schedule II), and the joint signatories of the Designated Bank Account shall be amended prior to the Closing to include a representative designated by the Purchasers and the chief executive officer of the Company. Any disbursement or withdrawal from such account shall require the signatures of a representative designated by the Purchasers and the chief executive officer of the Company. Such disbursement or withdrawal, if any, unless otherwise agreed by the Company and the Purchasers, shall be made at the beginning of each quarter in accordance with the Company’s annual budget to be agreed by the Purchasers.

8.3           Listing of ADSs. The Company hereby agrees to use reasonable best efforts to maintain the listing or quotation of the ADSs on the Trading Market on which it is currently listed.

8.4           Compliance with Applicable Laws. The Company shall obtain consent, approval, order or authorization of, or registration or filing with, or giving notice to, any governmental or public body or authority prior to or after the Closing if any such action is required by the Applicable Laws.

8.5           Survival of Representations and Covenants. The representations, warranties, covenants and agreements contained in Sections 5.1 to 5.5 (the “Company Fundamental Representations”) and 8.1 to 8.4 of this Agreement shall survive indefinitely or until the latest date permitted by law. The other representations and warranties of the Company shall survive the Closing until the expiration of 24 months from the Closing.

Section 9
ADDITIONAL AGREEMENTS

9.1           Indemnification. (a) Subject to the other provisions of this Section 9, The Company (the “Indemnifying Party”) shall indemnify and hold each Purchaser and its Affiliates, and each of their respective directors, officers, employees, advisors and agents (each an “Indemnified Party”, and collectively, the “Indemnified Parties”) harmless from and against any and all losses, liabilities, obligations, claims, contingencies, damages, diminution in value, costs and expenses, including all judgements, amounts paid in settlements, court costs, reasonable attorney’s fees and expenses of other experts or advisors, and costs of investigation (collectively, “Loss”) resulting from or arising out of: (i) any breach or violation of, or inaccuracy in, any representation or warranty made by the Indemnifying Party or its applicable Affiliates under this Agreement or the Transaction Documents, or (ii) any breach or violation of or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, the Indemnifying Party or its applicable Affiliates under this Agreement or the Transaction Documents, (iii) any Action instituted against the Indemnified Parties in any capacity by (A) any current or former shareholder of the Company who is not an Affiliate of such Indemnified Party, with respect to any of the transactions contemplated by the Transaction Documents or (B) any other third party with respect to any of the transactions contemplated by the Transaction Documents (unless, in either case, such Action is based upon a breach of such Indemnified Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Indemnified Party may have with any such shareholder or any violations by such Indemnified Party of state or federal securities laws of the United States or any conduct by such Indemnified Party which constitutes fraud, gross negligence or willful misconduct).

(b)           No Indemnified Party shall be entitled to recover any Losses under clause (i) of Section 9.1(a), other than with respect to breaches of the Company Fundamental Representations, until such time as the aggregate amount of all such Losses that have been suffered or incurred by any one or more of the Indemnified Parties under clause (i) of Section 9.1(a) exceeds $112,500 (the “Loss Threshold”), provided, however, that once the aggregate amount of all such Losses under clause (i) of Section 9.1(a) exceeds the Loss Threshold, the Indemnifying Party shall be liable for all such Losses under clause (i) of Section 9.1(a) (including the Loss Threshold).

(c)           The maximum aggregate amount of Losses that each Indemnified Party will be entitled to recover under clause (i) of Section 9.1(a), other than with respect to breaches of the Company Fundamental Representations, shall be limited to the aggregate amount of the Exercise Price paid hereunder by such Indemnified Party or its Affiliate plus an amount accruing thereon at a compound annual rate of eight percent (8%) of the foregoing aggregate amount. Notwithstanding the foregoing or anything else to the contrary contained herein, the limitations on indemnification set forth in this Agreement (including, without limitation, the limitations set forth in this Section 9.1) shall not apply to any claim based on fraud or willful misconduct of the Indemnifying Party or its Subsidiaries or Affiliates.

9.2           The Indemnifying Party shall not be liable for any Loss consisting of punitive damages (except to the extent that such punitive damages are awarded to a third party against an Indemnified Party in connection with a third-party claim).

9.3           Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Indemnified Parties may be entitled to indemnification pursuant to this Section 9, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” or “materially,” shall be deemed made or given without such qualification and without giving effect to such words.

9.4           The Indemnified Parties shall not be entitled to recover from the Indemnifying Party under this Agreement more than once in respect of the same Losses suffered.

9.5           Notwithstanding any other provision contained herein, the remedies contained in this Section 9 shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities of the Indemnifying Party provided hereunder shall apply to a Loss incurred by any Indemnified Party arising due to fraud of the Indemnifying Party or its Subsidiaries or Affiliates. Nothing in this Section 9 or elsewhere in this Agreement shall affect any Parties’ rights to specific performance or other equitable or non-monetary remedies with respect to the covenants and agreements in this Agreement or that are to be performed at or after the Closing; provided that for the avoidance of doubt, except in the case of fraud, nothing contained herein shall permit any Party to rescind this Agreement.

Section 10
MISCELLANEOUS

10.1         Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Parties, upon delivery; (b) when sent by email at the address set forth in Schedule III hereto; (c) ten (10) days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Parties as set forth in Schedule III; or (d) five (5) days after deposit with an international overnight delivery service, postage prepaid, addressed to the Parties as set forth in Schedule III with next Business Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. A Party may change or supplement the notice information given above, or designate additional addresses, for purposes of this Section 10.1 by giving the other Parties written notice of the new address and/or other notice information in the manner set forth above.

10.2         Amendments. Any term of this Agreement may be amended only with the written consent of all of the Parties.

10.3         Entire Agreement. This Agreement and the schedules and exhibits hereto, which are hereby expressly incorporated herein constitute the entire understanding and agreement among the Parties with regard to the subjects hereof and supersedes any and all of the prior negotiations, correspondence, agreements, understandings, duties or obligations among the Parties in respect of the subject matter hereof.

10.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.5          Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, to render such provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or the benefits intended by the Parties. In such event, each Party shall use its best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intention in entering into this Agreement.

10.6          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.7          No Presumption. The Parties acknowledge that each Party has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

10.8          Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

10.9          Dispute Resolution. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators. The claimant shall appoint one (1) arbitrator, and the respondent shall appoint one (1) arbitrator no more than ten (10) days following the official appointment of the arbitrator appointed by the claimant, failing which such arbitrator shall be appointed by HKIAC; the third arbitrator shall be the presiding arbitrator and shall be appointed jointly by the arbitrators ap-pointed by the claimant and respondent within ten (10) days of the later of the appointment of the arbitrators appointed by the said Parties, failing which such arbitrator shall be appointed by HKIAC. The language to be used in the arbitration proceedings shall be English.

10.10           Expenses. At the Closing, the Company shall reimburse all expenses (including but not limited to legal fees, financial or other business due diligence associated herewith) reasonably incurred by the Purchasers in connection with the transaction contemplated herein of no more than US$[***] (the “Cap Amount”). If the Company terminates discussions related to the transactions contemplated hereunder, or the Closing has not occurred due to any reason not attributable to the Purchasers, the Company shall still pay all the expenses reasonably incurred by the Purchasers subject to the Cap Amount.

10.11           Termination. This Agreement may be terminated, with respect to any Purchaser, (i) by mutual written consent of the Company and such Purchaser, (ii) by the Company or the Purchaser, if the Closing has not been consummated by September 30, 2023, due to the reason not attributable to the Company or the Purchaser (as applicable), (iii) by the Purchaser, by written notice to the Company if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Company, or (iv) by the Purchaser if, due to any change of the Applicable Laws, the consummation of the transactions contemplated hereunder would become prohibited under Applicable Laws.

10.12           Effect of Termination. Upon the termination of this Agreement pursuant to Section 10.11 between the Company and a Purchaser, (a) this Agreement shall become void and of no further force and effect as between the Company and such Purchaser, except for the provisions of Sections 10.1, 10.8, 10.9, 10.10 and 10.12, which shall survive the termination of this Agreement, and (b) without limiting the generality of item (a) of this Section 10.12, with respect to the Warrants held by such Purchaser, the amendments to such Warrants set forth in this Agreement shall be unwound and the terms of such Warrants shall resume to those existing prior to the date hereof.

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IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

THE COMPANY:

Uxin Limited

By:	/s/ Kun Dai
Name: Kun Dai (戴琨)
Title: Director

SIGNATURE PAGE TO AGREEMENT IN RELATION TO AMENDMENT TO AND EXERCISE OF WARRANTS ISSUED BY UXIN LIMITED

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

THE PURCHASER:

Astral Success Limited

By:	/s/ Erhai Liu
Name: Erhai Liu
Title: Authorized Signatory

SIGNATURE PAGE TO AGREEMENT IN RELATION TO AMENDMENT TO AND EXERCISE OF WARRANTS ISSUED BY UXIN LIMITED

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

THE PURCHASER:

Alpha Wealth Global Limited

By:	/s/ Huang Tao
Name: Huang Tao
Title: Director

SIGNATURE PAGE TO AGREEMENT IN RELATION TO AMENDMENT TO AND EXERCISE OF WARRANTS ISSUED BY UXIN LIMITED

SCHEDULE I
LIST OF PURCHASERS

Name of Purchasers	Number of Warrant Shares	Exercise Price Payable
Astral Success Limited	218,818,380	US$	10,000,000
Alpha Wealth Global Limited	261,810,806	US$	11,964,754

schedule i

SCHEDULE II
DESIGNATED BANK ACCOUNT

[***]

schedule Ii

SCHEDULE III
NOTICE INFORMATION

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to Astral Success:	Astral Success Limited [***]

If to Alpha:	Alpha Wealth Global Limited [***]

If to the Company:	Uxin Limited [***]

schedule IIi

SCHEDULE IV
FORM OF INCUMBENCY CERTIFICATE

[***]

schedule IV

EXHIBIT I
FORM OF CERTIFICATE OF DESIGNATION

EXHIBIT I

EXHIBIT II
FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT II

EXHIBIT III
FORM OF VOTING AGREEMENT

EXHIBIT III

EXHIBIT IV
FORM OF DILUTIVE ISSUANCE NOTICE

EXHIBIT IV